Exhibit 99.1
Dobson Communications Reports First Quarter 2006 Preliminary Results
Reduced Churn and Increased Sales Yield Positive Net Subscriber Additions
OKLAHOMA CITY, April 4, 2006— Dobson Communications Corporation (Nasdaq:DCEL) today announced preliminary results for its first quarter ended March 31, 2006.
Dobson expects to report full first quarter 2006 operating results on the afternoon of Wednesday, May 10, 2006. At that time, Dobson expects to report approximately 125,300 total gross subscriber additions for the first quarter of 2006, compared with 2005 totals of 122,000 for the first quarter and 122,600 for the fourth quarter.
Postpaid customer churn is expected to be approximately 2.07 percent for the first quarter of 2006, compared with 2.43 percent for the first quarter of 2005. Postpaid customer churn was 2.62 percent for the fourth quarter of 2005 and 2.82 percent for the third quarter of 2005.
Dobson expects to report approximately 2,500 net subscriber additions for the first quarter of 2006, with no change in the number of postpaid subscribers. In last year’s first quarter, the Company reported a net subscriber reduction of 18,800, reflecting a reduction of 28,500 postpaid subscribers. For the fourth quarter of 2005, Dobson reported a reduction of 22,500 net subscribers, reflecting a reduction of 28,000 postpaid subscribers. Net subscriber additions for the first quarter of 2006 do not include subscribers that the Company expects to acquire with the completion of the Alaska market purchases, which were also announced today.
Dobson noted that postpaid customer churn for the first quarter of 2006 improved more rapidly than projected. Consequently, net subscriber additions may exceed the high end of the Company’s guidance of 20,000 net subscriber additions for all of 2006. Dobson confirmed without further update its other 2006 guidance, as reported in its fourth quarter earnings release dated February 22, 2006.
As of March 31, 2006, approximately 75 percent of Dobson’s 1,545,900 subscribers were on GSM calling plans, compared with 67 percent of its subscriber base at December 31, 2005. During the first quarter of 2006, approximately 64,800 TDMA customers migrated to GSM calling plans, compared with 91,600 migrations in the first quarter of 2005 and 84,200 migrations in the fourth quarter of 2005.
Based on preliminary estimates, Dobson expects to report approximately $46.75 average revenue per unit (ARPU) for the first quarter of 2006, compared with $42.94 for the first quarter of 2005 and $46.10 in the fourth quarter of 2005.
The Company expects to report approximately 566 million roaming minutes of use (MOUs) for the first quarter of 2006, an increase of approximately 43 percent over MOUs of 395 million for the first quarter of 2005. In the fourth quarter of 2005, the Company reported 584 million roaming MOUs.

Roaming yield is expected to be approximately 9.6 cents per MOU for the first quarter of 2006, reflecting the last significant step-down in roaming rates in the Company’s principal roaming agreement. This compares with a roaming yield of 13.5 cents in the first quarter of 2005 and 10.9 cents in the fourth quarter of 2005.
The Company expects to report total operating expenses for the first quarter of 2006 that are generally in line with total operating expenses for the fourth quarter of 2005.
Dobson Communications is a leading provider of wireless phone services to rural markets in the United States. Headquartered in Oklahoma City, the Company owns wireless operations in 16 states. For additional information on the Company and its operations, please visit its Web site at www.dobson.net.
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, but are not limited to additional data or changes in data that would affect the Company’s expected results and changes in the Company’s schedule to report full first quarter operating results. A more extensive discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports and other filings filed with the Securities and Exchange Commission. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

CONTACT:	Dobson Communications J. Warren Henry, Vice President, Investor Relations (405) 529-8820